Exhibit 99.1

HemaCare Reports Return to Profitablity in Second Quarter

LOS ANGELES--(BUSINESS WIRE)--August 2, 2010--HemaCare Corporation (OTCBB:HEMA) announced today profitable second quarter 2010 results with a 4% increase in revenue over the first quarter of the year, and $224,000 of net income, a significant improvement over the first quarter loss of $204,000. The first quarter loss included $184,000 in severance payments to the Company’s former Chief Executive Officer and Chief Financial Officer.

The company generated second quarter revenue of $8.1 million and net income of $224,000, or $0.02/share, compared to second quarter 2009 revenue of $10.0 million and net income of $357,000, or $0.04/share. The Company generated $16.0 million of revenue for the first six months of the year, with net income of $20,000 or $0.00/share, compared to $19.8 million in revenue for the same period in 2009, with $425,000 in net income or $.05/share. The six month 2010 net income included $184,000 in severance payments to the Company’s former Chief Executive Officer and Chief Financial Officer.

Commenting on the results, Pete van der Wal, the Company’s Chief Executive Officer, stated, “We are extremely pleased with our return to profitability in the second quarter. Our new commercial agreement with Dendreon Corporation to provide specialty collection services is only an introduction for HemaCare into an emerging market that has tremendous potential for our long-term growth. We have seen gratifying results from our expense control initiative and continue to be intently focused on profitable revenue growth. We remain debt-free, have a strong cash position and expect continued improvement in our performance for the second half of the year."

ABOUT HEMACARE CORPORATION

Founded in 1978, HemaCare collects, processes, and distributes blood products to hospital and research related organizations, provides cellular collection and other blood related services, principally therapeutic apheresis procedures, stem cell collection and other blood treatments to patients with a variety of disorders. HemaCare is licensed by the FDA and accredited by the AABB.

This press release also contains “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words “anticipates,” “expects,” “intends,” “plans” and similar expressions. The forward-looking statements in this press release include statements that HemaCare expects continued improvement in its performance in the second half of 2010. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the following: a reduction in operating margins occasioned by costs increasing more rapidly than market prices, the reduced demand for blood products, declining blood donations, the loss of customers or the inability to pass on cost increases due to increased competition, an increase in operating costs due to changes in industry regulations and standards, a decrease in reimbursement rates; our competitive position may decline due to the potential adverse effect from changes in the healthcare industry, including consolidations, which could affect access to customers, our inability to attract, retain and motivate management and other skilled employees, an increased emphasis by our competitors on customer service may diminish the advantages we enjoy from our service-focused operations, and our competitors’ not-for-profit status gives them advantages in acquiring customers; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

HemaCare Corporation
Condensed Consolidated Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Statements of Income:

Revenue	$8,144,000	$10,029,000	$15,992,000	$19,739,000

Gross Profit	$1,435,000	$2,034,000	$2,826,000	$3,571,000

General and administrative expenses	$1,188,000	$1,617,000	$2,771,000	$3,071,000

Income before income taxes and discontinued operations	$247,000	$417,000	$55,000	$500,000

Provision for income taxes	$10,000	$48,000	$10,000	$50,000

Net income before discontinued operations	$237,000	$369,000	$45,000	$450,000

Loss from discontinued operations, net of tax	($13,000)	($12,000)	($25,000)	($25,000)

Net income	$224,000	$357,000	$20,000	$425,000

Basic and diluted earnings per share	$0.02	$0.04	$0.00	$0.04

Weighted average shares outstanding – basic	10,049,000	10,028,000	10,049,000	9,966,000

Weighted average shares outstanding – diluted	10,234,000	10,109,000	10,232,000	10,030,000

	6/30/2010	12/31/2009

Assets
Cash and cash equivalents	$2,002,000	$1,007,000
Other current assets	5,523,000	5,368,000
Non-current assets	3,846,000	4,200,000
Total assets	$11,371,000	$10,575,000

Liabilities and Shareholders' Equity
Current liabilities	$5,170,000	$4,450,000
Long-term liabilities	569,000	600,000
Shareholders' equity	5,632,000	5,525,000
Total liabilities and shareholders' equity	$11,371,000	$10,575,000

CONTACT:
HemaCare Corporation
Pete van der Wal, Chief Executive Officer, 877-310-0717
www.hemacare.com